UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 22, 2008

DAVIDSON DIVERSIFIED REAL ESTATE II, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	0-14483	62-1207077
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Davidson Diversified Real Estate II, L.P, a Delaware limited partnership (the “Partnership” or the “Seller”), owns through a wholly owned subsidiary Reflections Apartments (“Reflections”), a 582-unit apartment complex located in Indianapolis, Indiana.  On May 22, 2008 (the “Effective Date”), the Seller and six other partnerships (together the “Selling Partnerships”) entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, Ardizzone Enterprises, Inc., an Indiana corporation (the “Purchaser”), to sell an aggregate of seven apartment complexes (together the “Properties” and individually a “Property”) owned by the Selling Partnerships to the Purchaser for a total sales price of $80,750,000, of which $31,000,000 represents that portion of the sales price  allocated for Reflections. The Selling Partnerships are affiliated with AIMCO Properties, L.P., an affiliate of the Partnership.  The Selling Partnerships and the Purchaser agreed that a default by any party under the Purchase Agreement terminates the contract in its entirety with respect to all Properties.   A termination of the Purchase Agreement for any reason terminates the contract in its entirety with respect to all Properties.

The following is a summary of the terms and conditions of the Purchase Agreement, which summary is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as an exhibit.

PURCHASE PRICE.  The total purchase price is $80,750,000, of which $31,000,000 represents that portion of the purchase price allocated for Reflections, subject to certain prorations and adjustments at the closing.  The Purchaser delivered an initial deposit of $807,500, of which $209,500 is non-refundable and the Seller is allocated approximately $310,000. Before or on the day upon termination of the feasibility period, the Purchaser is required to deliver an additional deposit of $807,500, of which the Seller will be allocated approximately $310,000. If the Purchaser fails to notify the Selling Partnerships in writing of its intent to terminate the contract prior to the end of the feasibility period, the two deposits will become non-refundable.

CLOSING.  The expected closing date of the transaction is June 25, 2008. The Selling Partnerships have the right to extend the closing for up to 45 days, by delivery of notice.  Provided that the Purchaser is not in default, the Purchaser has the option of extending the closing date to no later than July 10, 2008, by delivery of notice to the Selling Partnerships, no later than five days prior to the closing date, and by making an additional deposit to the Escrow agent of $607,000, of which the Seller is allocated approximately $233,000. The closing is also subject to customary closing conditions and deliveries.

COSTS AND FEES.  The Seller agreed to pay sales, use, gross receipts or similar taxes, the cost of the base premium for the title policy, any premiums or fees required to be paid by the Seller, the applicable Delaware real property transfer tax, costs to discharge any liens or encumbrances against the property, and one-half of the customary closing costs of the Escrow Agent. With respect to Reflections, the Purchaser agreed to pay any premiums or fees required to be paid by the Purchaser, with respect to the title policy, and one-half of the customary closing costs of the Escrow Agent.

REPRESENTATIONS AND WARRANTIES.  The Purchaser and Selling Partnerships each made customary representations and warranties to the other.

RISK OF LOSS. The risk of loss or damage to Reflections by reason of any insured or uninsured casualty during the period through and including the closing date equal to or less than $250,000 will be borne by the Seller. The Seller agreed to maintain, in full force and effect until the closing date, all existing insurance coverage on Reflections.

ASSIGNMENT.  With the exception of an assignment to an affiliate of the Purchaser, the Purchase Agreement is not assignable by the Purchaser without first obtaining the prior written approval of the Seller.

DEFAULTS AND REMEDIES.  If the Purchaser defaults on its obligations to deliver when required any required deposits, the purchase price or any other specified deliveries, then the Purchaser will forfeit its deposits to the Seller, and neither party will be obligated to proceed with the purchase and sale.  The Seller expressly waived the remedies of specific performance and additional damages for any such defaults by the Purchaser.

If the Seller, prior to the closing, defaults in its representations, warranties, covenants, or obligations then the Purchaser has the option of (i) terminating the Purchase Agreement, receiving a return of its deposits, and recovering, as its sole recoverable damages its documented direct and actual out-of-pocket expenses and costs up to $50,000 or (ii) seeking specific performance of the Seller’s obligation to deliver the deed pursuant to the Purchase Agreement.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibit

10.15

Purchase and Sale Contract between Davidson Diversified Real Estate II, L.P, a Delaware limited partnership, and Ardizzone Enterprises, Inc., an Indiana corporation, dated May  22, 2008.*

*Schedules and supplemental materials to the exhibit have been omitted but will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVIDSON DIVERSIFIED REAL ESTATE II, L.P.

By:

Davidson Diversified Properties,Inc.

Managing General Partner

By:

/s/Stephen B. Waters

Stephen B. Waters

Vice President

 Date:    May 29, 2008